UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2021

LUMINAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38791	83-1804317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2603 Discovery Drive, Suite 100
Orlando, Florida 32826
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (407) 900-5259

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	LAZR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry Into or Amendment of a Material Definitive Agreement.
Issuance of Additional Convertible Notes
On December 23, 2021, Luminar Technologies, Inc. (“Luminar”) issued an additional $25.0 million aggregate principal amount of its 1.25% convertible senior notes due 2026 (the “notes”) pursuant to the partial exercise by the initial purchasers of their option to purchase additional notes granted in Luminar’s original offering of the notes. Luminar estimates that the net proceeds from the issuance of the additional notes will be approximately $24.4 million after deducting the initial purchasers’ discount, for aggregate net proceeds from the offering of approximately $608.4 million after deducting the initial purchasers’ discount and estimated offering expenses payable by Luminar. The newly issued notes have the same terms as the original $600.0 million aggregate principal amount of notes issued by Luminar on December 17, 2021, and are governed by the same Indenture as described in Luminar’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 17, 2021. A copy of the Indenture and the form of the notes were attached as Exhibits 4.1 and 4.2, respectively, to such Current Report on Form 8-K, and are incorporated herein by reference.
Additional Capped Call Transactions
On December 21, 2021, in connection with the partial exercise by the initial purchasers of their option to purchase additional notes described above, Luminar entered into additional privately negotiated capped call transactions, each on the same terms and with the same option counterparties as the capped call transactions previously entered into by Luminar in connection with the original offering of the notes. The cap price of the capped call transactions was initially $30.1600 per share, which represents a premium of 100% over the last reported sale price of Luminar’s Class A common stock on December 14, 2021, and is subject to certain adjustments under the terms of the capped call transactions. Luminar used approximately $2.9 million of the net proceeds from the issuance of the additional notes to pay the cost of the capped call transactions. The form of confirmation for the capped call transactions was attached as Exhibit 10.1 to Luminar’s Current Report on Form 8-K filed with the SEC on December 17, 2021, and is incorporated herein by reference.
The capped call transactions are separate transactions entered into by Luminar with the option counterparties, are not part of the terms of the notes and will not change any holder’s rights under the notes. Holders of the notes will not have any rights with respect to the capped call transactions.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above with respect to the Indenture and the issuance of the additional notes by Luminar is incorporated by reference into this Item 2.03.
Item 3.02.    Unregistered Sales of Equity Securities.
The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 3.02. The additional notes were issued to the initial purchasers in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), in transactions not involving any public offering. The notes were resold by the initial purchasers to persons whom the initial purchasers reasonably believe are “qualified institutional buyers,” as defined in, and in accordance with, Rule 144A under the Act. Initially, a maximum of 1,657,823 shares of Luminar’s Class A common stock may be issued upon conversion of the additional notes (including additional shares issuable under the make-whole provision), based on the initial maximum conversion rate of 66.3129 shares of Class A common stock per $1,000 principal amount of notes, which is subject to customary adjustments.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminar Technologies, Inc.

Date: December 23, 2021	By:	/s/ Thomas J. Fennimore
	Name:	Thomas J. Fennimore
	Title:	Chief Financial Officer